UNITED STATES                                       OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION                   -------------------------
     Washington, D.C. 20549                          OMB Number:     3235-0058
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NOTIFICATION OF LATE FILING                          SEC FILE NUMBER: 0-20664
                                                     CUSIP NUMBER: _________

(Check One): [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q

[ ] Form N-SAR [ ] Form N-CSR

For Period Ended: July 30, 2005
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR For the Transition Period Ended: ___________


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           READ INSTRUCTION ON BACK PAGE SHEET BEFORE PREPARING FORM.
                              PLEASE PRINT OR TYPE.
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Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

BOOKS-A-MILLION, INC.
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Full Name of Registrant

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Former Name if Applicable

402 Industrial Lane
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Address of Principal Executive Office (STREET AND NUMBER)

Birmingham, Alabama  35211
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City, State and Zip Code

PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed with the prescribed time period. (Attach Extra Sheets if Needed)

During the course of its evaluation of internal control over financial reporting for the quarter ended July 30, 2005, management identified a material weakness in internal control over financial reporting as defined by Audit Standard No. 2 adopted by the Public Company Accounting Oversight Board relating to fraud prevention and detection procedures and is continuing to evaluate its internal control over financial reporting to determine whether there are additional material weaknesses. The Company is filing this extension to complete the assessment of this material weakness, the determination with respect to additional material weaknesses and the disclosure of disclosure controls and procedures in Item 4 of the Form 10-Q.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

 Richard S. Wallington                          (205)             942-3737
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       (Name)                               (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no identify report(s). [X] Yes [ ] No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

See Part III above for a detailed description of the anticipated change.
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



                              BOOKS-A-MILLION, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: September 13, 2005            By:   /s/ Richard S. Wallington
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                                        Name:  Richard S. Wallington
                                        Title: Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the persons signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).